Exhibit 99.1

EV Energy Partners, EnerVest Chief Accounting Officer to Retire

Houston, TX - December 5, 2013 – EV Energy Partners, L.P., (NASDAQ: EVEP) and EnerVest, Ltd. today announced that Frederick Dwyer, Controller of EVEP and Vice President and Chief Accounting Officer of EnerVest, Ltd., will retire on January 31, 2014. Dwyer will continue to serve in his current role until his retirement date and in an advisory role through March 31, 2014. Ryan J. Flory, who currently serves as Controller of EnerVest, will assume the duties of Controller of EVEP upon Dwyer’s retirement.

“Fred joined us in 2006 at a pivotal point in our history and provided leadership since EVEP’s initial public offering and in the overall growth of the EnerVest family,” said John B. Walker, Executive Chairman of EVEP and President and CEO of EnerVest. “We wish him well as he pursues his passion for the outdoors and charity work.”

EV Energy Partners, L.P., is a Houston based master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available at www.evenergypartners.com.

Houston-based EnerVest, founded in 1992, acquires, develops and operates oil and gas fields in 15 states on behalf of its institutional investors.  More information about EnerVest is available at www.enervest.net.

(code #: EVEP/G)

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EV Energy Partners, L.P.	EnerVest, Ltd.
Michael E. Mercer, 713-651-1144	Ron Whitmire, 713-659-3500